Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

JIFFY AIR TOOL, INC.

THE JACK E. PETTIT JR. — 1996 TRUST

and

JACK E. PETTIT

and

BONANZA HOLDINGS CORP.

dated as of

April 5, 2017

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ii

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Section 6.15 Tax Clearance Certificates	56

Section 6.16 Warranty Obligations	56

Section 6.17 Rebates	57

Section 6.18 Accounts Payable	57

Section 6.19 Phone and Fax Numbers, URLS	57

Section 6.20 Customer and other Business Relationships	57

Section 6.21 Further Assurances	58

Section 6.22 Power of Attorney	58

ARTICLE VII CONDITIONS TO CLOSING	58

Section 7.01 Conditions to Obligations of All Parties	58

Section 7.02 Conditions to Obligations of Buyer	58

Section 7.03 Conditions to Obligations of Seller	61

ARTICLE VIII INDEMNIFICATION	62

Section 8.01 Survival	63

Section 8.02 Indemnification by Seller, the Stockholder and J. Pettit	63

Section 8.03 Indemnification by Buyer	64

Section 8.04 Certain Limitations	63

Section 8.05 Indemnification Procedures	65

Section 8.06 Payments	67

Section 8.07 Tax Treatment of Indemnification Payments	67

Section 8.08 Effect of Investigation	67

Section 8.09 Payment; Right of Setoff	67

Section 8.10 Other Matters Related to Indemnity	67

Section 8.11 Insurance	67

Section 8.12 Other Rights and Remedies	67

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ASSET PURCHASE AGREEMENT, dated as of April 5, 2017 (this “Agreement”), by and among JIFFY AIR TOOL, INC., a Nevada corporation (“Seller”), THE JACK E. PETTIT JR. — 1996 TRUST, the sole Stockholder of Seller (the “Stockholder”), JACK E. PETTIT, the sole beneficiary of the Stockholder (“J. Pettit”) and BONANZA HOLDINGS CORP., a Delaware corporation (“Buyer”).

Recitals

WHEREAS, Seller is engaged exclusively in the business of designing, manufacturing, marketing, selling and distributing pneumatic tools, parts and accessories (when referring to the business of Seller, the “Business”); and

WHEREAS, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets, and assume from Seller certain specified Liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01              Definitions. The following terms have the meanings specified or referred to in this Article I:

“2017 Actual Revenue” means the Net Revenue derived by Buyer from sales of Seller Products (including the sale by an Affiliate of Buyer of Buyer Competitive Products in excess of the Buyer Maximum Amount) (but excluding Buyer Specified Products) in the ordinary course of business with respect to the First Measurement Period.

“2017 Difference” means the extent to which (A) the 2017 Earnout Threshold exceeds (B) the 2017 Actual Revenue, if any, otherwise Zero Dollars ($0).

“2017 Earnout Threshold” means Seven Million Dollars ($7,000,000).

“2018 Actual Revenue” means the Net Revenue derived by Buyer from sales of Seller Products (including the sale by an Affiliate of Buyer of Buyer Competitive Products in excess of the Buyer Maximum Amount) (but excluding Buyer Specified Products) in the ordinary course of business with respect to the Second Measurement Period.

“2018 Adjustment Amount” means fifty percent (50%) of the amount by which the 2018 Earnout Threshold exceeds the 2018 Actual Revenue.

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“2018 Earnout Threshold” means (A) the greater of: (i) the 2017 Actual Revenue and (ii) the 2017 Earnout Threshold, plus (B) the 2017 Difference.

“A/R Put Notice” has the meaning set forth in Section 6.13(a).

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Anticorruption Laws” has the meaning set forth in Section 4.34(a).

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.24(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(n).

“Business” has the meaning set forth in the recitals.

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“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(g).

“Buyer Competitive Products” means those products sold by an Affiliate of Buyer and more fully described on Schedule 2.07(f) of the Disclosure Schedules.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Maximum Amount” means the average actual net revenue, calculated in accordance with GAAP, as then applied by Parent, recognized by Parent on a consolidated basis from sales of Buyer Competitive Products in the ordinary course of business for the three sequential trailing twelve month periods ended on the last day of the month immediately preceding the Closing Date (which amount the parties agree is $25,000.00).

“Buyer Specified Products” means those products sold by an Affiliate of Buyer and more fully described on Schedule 2.07(f) of the Disclosure Schedules.

“Buyer’s Accountants” means CohnReznick LLP.

“California Tax Claim” has the meaning set forth in Section 8.04(e)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certifications” shall mean all product certifications and ratings.

“Claim Threshold” has the meaning set forth in Section 6.16(d).

“Claim Threshold Date” has the meaning set forth in Section 6.16(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means the net of the asset and liability line items set forth on Schedule 2.06 of the Disclosure Schedules as of the Closing Date, determined in accordance with the past practices of Seller.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Consulting Agreement” means that certain Consulting Agreement dated as of the date of this Agreement between Buyer and J. Pettit in, or substantially in, the form attached hereto as Exhibit A.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contingent Consideration” has the meaning set forth in Section 2.07(a).

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.06(a)(ii) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.06(a)(ii) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Declaration of Value” has the meaning set forth in Section 3.02(a)(xvii).

“Deed” has the meaning set forth in Section 3.02(a)(v).

“Delinquent Receivables” has the meeting set forth in Section 6.13(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Earn-Out Breach” means any breach of any representation, warranty, covenant, or agreement in this Agreement and/or any Transaction Document by Seller, Stockholder or J. Pettit which (A) results in Buyer incurring damages, in the aggregate, equal to or in excess of the Basket amount, or (B) entitles Buyer to injunctive relief.

“Earnout Statement of Objections” shall have the meaning set forth in Section 2.07(d).

“Effective Time” shall have the meaning set forth in Section 3.01.

“E. O. 11246” has the meaning set forth in Section 4.25(e).

“Employment Agreement” means that certain Employment Agreement dated as of the date of this Agreement between Buyer and J. Pettit in, or substantially in, the form attached hereto as Exhibit B.

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“Endorsements” has the meaning set forth in Section 8.11.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emission reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets in each case as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or relating to: (a) the presence, Release of, or exposure of any Person to, any Hazardous Materials or the investigation, sampling, monitoring, treatment, remediation, storage, removal or cleanup of Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any and all applicable Laws and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection or clean up of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, remission, release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, but it not limited to, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the Person designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in, or substantially in, the form attached hereto as Exhibit C.

“Escrow Amount” means an amount equal to Eight Hundred Thousand Dollars ($800,000.00) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” has the meaning set forth in Section 4.35(a).

“Financial Statements” has the meaning set forth in Section 4.06.

“Financing” has the meaning set forth in Section 7.02(q).

“FIRPTA Certificate” has the meaning set forth in Section 7.02(n).

“First Measurement Period” has the meaning set forth in Section 2.07(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (a) all obligations of Seller for borrowed money, whether current or funded, secured or unsecured; (b) all obligations of Seller for the deferred purchase price of any property or services; (c) all obligations of Seller under capital leases or leases that in accordance with GAAP are or will be required to be capitalized; (d) all obligations, contingent or otherwise, of Seller in respect of bankers’ acceptance or letters of credit; (e) all obligations of Seller to independent contractors or otherwise related to independent contractor services; (f) all obligations of Seller related to employee bonuses or other incentive payments for calendar year 2016; (g) all obligations of Seller relating to any of Seller’s vehicles; and (h) all obligations, contingent or otherwise, of Seller in respect of any accrued interest, success fees, prepayment penalties, and other costs and expenses associated with the repayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Initial Reimbursement Amount” has the meaning set forth in Section 6.16(b).

“Initial Warranty Costs Statement” has the meaning set forth in Section 6.16(b).

“Insurance Contribution” has the meaning set forth in Section 8.11.

“Insurance Policies” has the meaning set forth in Section 4.20.

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or an Affiliate and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

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“Inventory” has the meaning set forth in Section 2.01(c).

“Inventory Count” has the meaning set forth in Section 2.06(a)(i).

“Inventory Statement” has the meaning set forth in Section 2.06(a)(i).

“J. Pettit” has the meaning set forth in the preamble.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after due inquiry, of J. Pettit or any director, officer, person (including Wendy Nelson, Marge Brantmeyer, Jeff Gillis and Mark McCubbin) in charge of a principal business unit, division or function of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14(b).

“Leases” has the meaning set forth in Section 4.14(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, loss of future revenue or income, loss of business reputation or opportunity relating to a breach of this Agreement, loss based on diminution in value or multiple of earnings and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance recovery.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of Seller relating to the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(a).

“Multiemployer Plan” has the meaning set forth in Section 4.24(c).

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“Net Revenue” means the actual net revenue calculated in accordance with GAAP, as then applied by Parent, derived by Buyer from sales of Seller Products in the ordinary course of business with respect to the applicable period.

“Nevada Employer Contribution Claim” has the meaning set forth in Section 8.04(iv).

“Nevada Tax Claim” has the meaning set forth in Section 8.04(e)(ii).

“Nevada Sales Tax Claim” has the meaning set forth in Section 8.04 (e)(iii).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.24(a).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of May 4, 2016, between Seller and Buyer.

“Outstanding Amount” has the meaning set forth in Section 6.13(a).

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Parent” means P&F Industries, Inc.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(iii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Previous Statement” has the meaning set forth in Section 6.16(d).

“Product Claims” has the meaning set forth in Section 4.28.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

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“Put Payment” has the meaning set forth in Section 6.13(b).

“Put Payment Date” has the meaning set forth in Section 6.13(b).

“Qualified Benefit Plan” has the meaning set forth in Section 4.24(c).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Purchase Agreement” means that certain Real Property Purchase Agreement dated as of the date of this Agreement between Buyer and Seller in, or substantially in, the form attached hereto as Exhibit D.

“Real Property Purchase Price” means the purchase price specified in the Real Property Purchase Agreement.

“Record Date” has the meaning set forth in Section 6.13(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Repurchased Delinquent Receivable” has the meaning set forth in Section 6.13(c).

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii) with respect to Section 2.06.

“Restrictive Covenant and Non-Competition Agreement” means that certain Restrictive Covenant and Non-Competition Agreement dated as of the date of this Agreement by and between Buyer and each of the Company and the Stockholder and J. Pettit in, or substantially in the form attached hereto as Exhibit E.

“Reviewed Financial Statements” has the meaning set forth in Section 4.06.

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Roll Back” has the meaning set forth in Section 2.06(a)(i).

“Roll Back Inventory” has the meaning set forth in Section 2.06(a)(i).

“Second Measurement Period” has the meaning set forth in Section 2.07(a).

“Section 503” has the meaning set forth in Section 4.25(e).

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“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Products” means those “Jiffy” branded products with respect to which Buyer or Affiliates of Buyer recognize revenue, calculated in accordance with GAAP, as then applied by Parent, on a consolidated basis in the ordinary course of business during either the First Measurement Period or the Second Measurement Period.

“Seller’s Accountants” means VT Williams & Associates LLP.

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii) with respect to Section 2.06 and Earnout Statement of Objections with respect to Section 2.07.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Indemnification Cap” means the aggregate of the Purchase Price and the Real Property Purchase Price, without adjustment.

“Subsequent Reimbursement Amount” has the meaning set forth in Section 6.16(c).

“Subsequent Warranty Costs Statement” has the meaning set forth in Section 6.16(c).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” has the meaning set forth in Section 2.06(a)(iii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Clearance Certificate” has the meaning set forth in Section 6.15.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, the Deed, the Employment Agreement, the Consulting Agreement, the Intellectual Property Assignment, the Real Property Purchase Agreement, the Restrictive Covenant and Non-Competition Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

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“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Union” has the meaning set forth in Section 4.25(b).

“VEVRAA” has the meaning set forth in Section 4.25(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warranty Claims” has the meaning set forth in Section 6.16(a).

“Warranty Costs” has the meaning set forth in Section 6.16(a).

“Warranty Policies” has the meaning set forth in 6.16(d).

ARTICLE II
Purchase and Sale

Section 2.01              Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall (and Stockholder shall cause Seller to) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)          security deposits;

(b)          all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)          all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d)          all Contracts, including Intellectual Property Agreements, including those Contracts set forth on Schedule 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e)          all Intellectual Property Assets;

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(f)          all furniture, fixtures, equipment, machinery, tools, tooling as set forth on Schedule 2.01(f) of the Disclosure Schedules, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(g)          all Owned Real Property and Leased Real Property (excluding any Real Property that is the subject of the Real Property Purchase Agreement);

(h)          all Permits, including Environmental Permits, to the extent assignable, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those set forth on Section 4.22(b) and Section 4.23(b) of the Disclosure Schedules;

(i)          all Certifications, including those set forth on Schedule 4.22(c) of the Disclosure Schedules;

(j)          all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(k)          all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(l)          all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

(m)         all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(n)          originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements but excluding personnel files unless the consent of the transferring employee has been received (“Books and Records”); and

(o)          all goodwill and the going concern value of the Business.

Section 2.02             Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

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(a)          cash and cash equivalents, other than security deposits;

(b)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)          all Benefit Plans and assets attributable thereto;

(d)          the assets, properties and rights specifically set forth on Schedule 2.02(d) of the Disclosure Schedules; and

(e)          the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03              Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge as and when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of the Business consistent with past practice since the Interim Balance Sheet Date; and

(b)          all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities are required to be performed after the Closing Date, were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04              Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall (and the Stockholder shall cause Seller to), cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but shall not be limited to, the following Liabilities of Seller or any Stockholder or any Affiliate:

(a)          any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of counsel, accountants, consultants, advisers and others;

(b)          any Liability for (i) Taxes of or relating to the Business for any period or the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of any kind or description (including any Liability for Taxes that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

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(c)          any Liabilities relating to or arising out of the Excluded Assets;

(d)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)          any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)          any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g)          any Liabilities arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)          any Liabilities for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, commissions, bonuses, expense reimbursement, paid sick leave, accrued vacation or other paid time off, workers’ compensation, severance, retention, termination or other payments;

(i)          any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(j)           any trade accounts payable (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of the Business;

(k)          any Liabilities relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Sellers’ customers to Seller on or before the Closing Date; (ii) did not arise in the ordinary course of the Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)           any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

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(m)          any Liabilities under any other Contract, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

(n)          any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o)          any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05             Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) Five Million Nine Hundred and Fifty Thousand Dollars ($5,950,000), subject to adjustment pursuant to Section 2.06 hereof, plus (ii) the Contingent Consideration, if any, determined in accordance with Section 2.07, plus (iii) the assumption of the Assumed Liabilities ((i), (ii) and (iii), collectively, the “Purchase Price”). The Purchase Price shall be paid as follows:

(a)          The Purchase Price less the Escrow Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer; and

(b)          The Escrow Amount shall be deposited by wire transfer of immediately available funds into an interest bearing account designated by Seller and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 2.06(a); and (ii) any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article VIII.

(c)          Interest accruing on the Escrow Amount shall be distributed by Escrow Agent pro rata with any distribution of the Escrow Amount in such proportion as the distribution bears to the total amount then in escrow.

(d)          The Escrow Amount (less any portion of the Escrow Amount which is subject to a claim under the Escrow Agreement) will be distributed in such amounts and on such dates as are set forth in the Escrow Agreement.

Section 2.06              Purchase Price Adjustment.

(a)          Post-Closing Adjustment.

(i)          Not later than thirty (30) days after the Closing Date, a physical count of the Inventory (the “Inventory Count”) will be taken by the employees of Buyer in accordance with GAAP and, to the extent not inconsistent therewith, the past practices of Seller as of the date of such Inventory Count, subject to the supervision of Seller and its accountants, and a statement setting forth the Inventory Count will be prepared in writing by Buyer (the “Inventory Statement”). The Inventory Count, as set forth in the Inventory Statement is hereby deemed final, conclusive and binding, absent manifest error. Not later than forty-five (45) days after the Closing Date, a roll-back (the “Roll-Back”) of the Inventory Count (the “Roll Back Inventory”) to the Effective Time will be performed by employees of Buyer. The Roll-Back will be performed in accordance with GAAP.

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(ii)         Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (a) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.06(a)(ii) of the Disclosure Schedules (the “Closing Working Capital Statement”) and (b) a certificate of an officer of Buyer stating that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in preparing the Reviewed Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06(a)(ii) of the Disclosure Schedules.

(iii)        The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus One Million Seven Hundred Seventy Three Thousand Dollars ($1,773,000.00) (the “Target Working Capital”). If the Post-Closing Adjustment is a positive number, then Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, then Seller shall (and the Stockholder shall cause Seller to) pay to Buyer an amount equal to the Post-Closing Adjustment.

(b)          Examination and Review.

(i)          Examination. After receipt of the Closing Working Capital Statement, Seller shall have ten (10) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant Books and Records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

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(ii)         Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, then Buyer and Seller shall (and the Stockholder shall cause Seller to) negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)        Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Moss Adams LLP or, if Moss Adams LLP fails or refuses to serve, Crowe Horwath LLP or, if Crowe Horwath LLP fails or refuses to serve, Buyer and Seller shall (and the Stockholder shall cause Seller to) appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Buyer’s accountants or Seller’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. Each of Buyer and Seller shall propose the name of one proposed Independent Accountant within five (5) Business Days of the latter forgoing independent accounting firm informing Buyer and Seller that it is unable to serve. If Buyer or Seller fails to propose the name of an independent accounting firm within the forgoing five (5) Business Day period, the Independent Accountant shall be the independent accounting firm proposed by Buyer or Seller, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties.

(iv)       Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)        Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive, final and binding upon the parties hereto. Such determination shall be based on the definitions of Closing Working Capital and related terms set forth in this Agreement.

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(vi)          Payment of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated and payable as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to Buyer may, at Seller’s option, be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement and then by Seller. If not paid within ninety (90) days after the date due pursuant to this Section 2.06(b)(vi), the amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded monthly.

(c)          Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07           Contingent Consideration. (a) Subject to the terms and conditions of this Section 2.07, and provided there has been no Earn-Out Breach (as defined herein), Buyer shall pay to Seller an amount not to exceed One Million Dollars ($1,000,000) in the aggregate and not less than Zero Dollars ($0), determined as follows with respect to the periods indicated (“Contingent Consideration”):

Measurement Period	Earnout Calculation

The first day of the calendar month following the Closing Date (the “First Period Commencement Date”) through the last day of the twelve month period following the First Period Commencement Date (the foregoing period, the “First Measurement Period”).	Fifty Percent (50%) of the amount by which 2017 Actual Revenue exceeds the 2017 Earnout Threshold, if any; and

The first day of the calendar month following the first anniversary of the Closing Date (the “Second Period Commencement Date”) through the last day of the twelve month period immediately following the Second Period Commencement Date (the foregoing period, the “Second Measurement Period”).	Fifty Percent (50%) of the amount by which 2018 Actual Revenue exceeds the 2018 Earnout Threshold, if any, less the 2018 Adjustment Amount.

(b)          By way of examples only, and not by way of limitation:

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(i)            If the 2017 Actual Revenue is Six Million Five Hundred Thousand Dollars ($6,500,000) and the 2018 Actual Revenue is Nine Million Dollars ($9,000,000): (A) the 2017 Difference would be Five Hundred Thousand Dollars ($500,000), (B) the 2018 Earnout Threshold would be Seven Million Dollars ($7,000,000), (C) the 2018 Adjustment Amount would be Zero Dollars ($0), and (D) the Contingent Consideration would be the sum of Zero Dollars ($) for the First Measurement Period and fifty percent (50%) of the difference between Nine Million Dollars ($9,000,000) and Seven Million Dollars ($7,000,000) plus Five Hundred Thousand Dollars ($500,000) for the Second Measurement Period or a total of Seven Hundred Fifty Thousand Dollars ($750,000);

(ii)           If the 2017 Actual Revenue is Eight Million Dollars ($8,000,000) and the 2018 Actual Revenue is Nine Million Dollars ($9,000,000): (A) the 2017 Difference would be Zero Dollars ($0), (B) the 2018 Earnout Threshold would be Eight Million Dollars ($8,000,000), (C) the 2018 Adjustment Amount would be Zero Dollars ($0), and (D) the Contingent Consideration would be the sum of fifty percent (50%) of the difference between Eight Million Dollars ($8,000,000) and Seven Million Dollars ($7,000,000) for the First Measurement Period plus fifty percent (50%) of the difference between Nine Million Dollars ($9,000,000) and Eight Million Dollars ($8,000,000) for the Second Measurement Period or a total of One Million Dollars ($1,000,000); and

(iii)          If the 2017 Actual Revenue is Eight Million Dollars ($8,000,000) and the 2018 Actual Revenue is Six Million Dollars ($6,000,000): (A) the 2017 Difference would be Zero Dollars ($0), (B) the 2018 Earnout Threshold would be Eight Million Dollars ($8,000,000), (C) the 2018 Adjustment Amount would be One Million Dollars ($1,000,000) and (D) the Contingent Consideration would be the sum of fifty percent (50%) of One Million Dollars ($1,000,000) minus 50% of Two Million Dollars ($2,000,000) or a total of Zero Dollars ($0).

(c)          For purposes of this Agreement, the Contingent Consideration shall be initially determined by Buyer. Buyer shall make such determination of the Contingent Consideration, if any, and deliver a written report thereof, together with details of the calculation (the “Contingent Consideration Report”) to Seller not later than the later of: (i) ninety (90) days following the end of the Second Measurement Period and, (ii) fifteen (15) days following completion and delivery to Parent of Parent’s audit report with respect to the fiscal year ending December 31, 2018 (the “Contingent Consideration Report Due Date”);

(d)          Seller shall have thirty (30) days from their receipt of the Contingent Consideration Report to object to Buyer’s calculation of the Contingent Consideration. In the event that, within such thirty (30) day period, Seller provides a written objection to any such calculation (the “Earnout Statement of Objections”), and such objection is not resolved by the parties within fifteen (15) days thereafter, all remaining disagreements with respect to such calculation shall be resolved under the procedures set forth in Sections 2.06(b)(iii)-(vi) hereinabove by substituting in the appropriate place “Contingent Consideration Report” for “Closing Working Capital Statement.”

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(e)          Buyer shall pay to Seller, on a lump-sum basis, the Contingent Consideration (if any) determined pursuant to the terms of this Section 2.07 not later than thirty (30) days after the earlier to occur of (i) Buyer’s receipt from Seller of a written acceptance of the Contingent Consideration Report, affirming that Seller has no objection thereto; (ii) the expiration of the thirty (30) day period during which Seller may object to Buyer’s calculation of the Contingent Consideration, as set forth in clause (d) of this Section 2.07, without any such objection; (iii) settlement of any objection by Seller to Buyer’s calculation of the Contingent Consideration; or (iv) the issuance of the decision of the Independent Accountant as to the Disputed Items; provided, however, that in no event shall Buyer be required to pay to Seller the Contingent Consideration earlier than thirty (30) days after the Contingent Consideration Report Due Date. The payment of any amounts due to Seller pursuant to the terms of this Section 2.07 shall be made by check made payable to the order of Seller or by wire transfer to an account designated by Seller in advance in writing to Buyer.

(f)          In addition to any other legal remedies available to it under this Agreement or otherwise, Buyer shall have the right to offset against and not pay to Seller any Contingent Consideration on account of any amounts owing to Buyer from Seller, the Stockholder or J. Pettit as a result of the indemnification obligations set forth in Article VIII hereof or otherwise.

Seller acknowledges and agrees that (i) upon the execution and delivery of this Agreement, Buyer and its Affiliates shall have the right to operate the Business in any way that Buyer and such Affiliates deem appropriate in Buyer’s or such Affiliates’ sole discretion, which shall be final, conclusive and binding, (ii) neither Buyer nor any Affiliate shall have any obligation to operate the Business in order to achieve any Contingent Consideration or to maximize the amount of any Contingent Consideration, (iii) neither Buyer nor any Affiliate shall be under any obligation to manufacture or continue to manufacture Seller Products and Buyer or such Affiliates may manufacture or sell or continue to manufacture or sell any product whether different from, identical to or competitive with any Seller Product (provided that during the First Measurement Period and the Second Measurement Period, neither Buyer nor any Affiliate shall sell any Buyer Specified Products that, on the Closing Date, are not in Buyer’s or any such Affiliate’s inventory or subject to a vendor order), (v) there shall be no assurance that Seller will receive any Contingent Consideration, and neither Buyer nor any Affiliate has promised nor projected that Seller will receive any Contingent Consideration, and (vi) the parties intend that solely the express provisions of this Agreement will govern their contractual relationship. Seller acknowledges and agrees that neither Buyer nor any Affiliate of Buyer has any obligation to make any loan or contribute any capital to Buyer. Notwithstanding the provisions of this Section 2.07(g), during the First Measurement Period and the Second Measurement Period, Buyer shall take no action that has as its sole purpose the reduction or elimination of the Contingent Consideration.

(g)          Notwithstanding anything contained in this Agreement, in the event that, at any time, Buyer claims an Earn-Out Breach occurred, then Buyer will not be required to pay to Seller, and Seller shall not be entitled to receive, the Contingent Consideration, if any, unless and until sixty (60) days following a binding non-appealable order is made by a court of competent jurisdiction that no Earn-Out Breach occurred.

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Section 2.08             Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ten (10) days following delivery of the foregoing notice of objection, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Buyer and Seller shall (and the Stockholder shall cause Seller to) file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09             Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes and other sums that Buyer may be required to deduct and withhold under any provision of state or federal law applicable to the transaction contemplated by this Agreement. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10              Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach of such Contract or Permit or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01             Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ruskin Moscou Faltischek P.C., East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556, at 10:00am, local time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agreed upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing will be deemed effective as of 12:01 AM on the Closing Date (the “Effective Time”).

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Section 3.02              Closing Deliverables.

(a)          At the Closing, Seller shall (and the Stockholder shall cause Seller to) deliver to Buyer the following:

(i)          the Escrow Agreement duly executed by Seller;

(ii)         a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)        an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)        assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v)        with respect to each parcel of Owned Real Property, a grant, bargain and sale deed in form and substance satisfactory to Buyer (each, a “Deed”) and duly executed and notarized by Seller;

(vi)        with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vii)      the Employment Agreement, duly executed by J. Pettit;

(viii)      the Restrictive Covenant Agreement duly executed by Seller and each Stockholder;

(ix)        a power of attorney in form and substance satisfactory to Buyer and duly executed by Seller;

(x)         the Seller Closing Certificate;

(xi)        the FIRPTA Certificate;

(xii)        with respect to each parcel of Owned Real Property, the Real Property Purchase Agreement, duly executed by Seller;

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(xiii)      the Certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(k) and Section 7.02(l);

(xiv)      such other customary instruments of transfer, assumption, filings or documents (including the Endorsements), in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement; and

(xv)       a State of Nevada Declaration of Value form for each Deed delivered by Seller listing the portion of the Purchase Price allocated to each parcel of Owned Real Property conveyed by such Deed (the “Declaration of Value”) and duly executed by Seller.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Purchase Price less the Escrow Amount;

(ii)         the Escrow Agreement duly executed by Buyer;

(iii)        the Assignment and Assumption Agreement duly executed by Buyer;

(iv)        with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v)        the Employment Agreement duly executed by Buyer;

(vi)       the Buyer Closing Certificate;

(vii)      the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h) and Section 7.03(i);

(viii)      with respect to each parcel of Owned Real Property, the Real Property Purchase Agreement, duly executed by Buyer; and

(ix)        the Declaration of Value, duly executed by Buyer.

(c)          At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER, THE STOCKHOLDER AND J. PETTIT

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of Seller, the Stockholder and J. Pettit, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof, each of which representations and warranties is hereby deemed material, and Buyer, in executing and delivering this Agreement, has relied upon the truthfulness, correctness and completeness of each such representation and warranty.

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Section 4.01              Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do Business, and Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of the articles of incorporation of Seller, as amended to date (certified by the Nevada Secretary of State) and the By-Laws of Seller, as amended to date (certified by Seller’s Secretary), which have been delivered to Buyer or its counsel, are true, accurate and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Buyer or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and stockholders (including the Stockholder), and accurately reflect all transactions referred to therein.

Section 4.02              Each of Seller, the Stockholder and J. Pettit has full power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller, the Stockholder and J. Pettit of this Agreement and any other Transaction Document to which it is a party, the performance by each of Seller, the Stockholder and J. Pettit of its obligations hereunder and thereunder and the consummation by each of Seller, the Stockholder and J. Pettit of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and the Stockholder and J. Pettit (to the extent such Person is not a natural person). This Agreement has been duly executed and delivered by Seller, the Stockholder and J. Pettit and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, the Stockholder and J. Pettit enforceable against Seller, the Stockholder and J. Pettit in accordance with its terms. When each other Transaction Document to which Seller, the Stockholder and J. Pettit is or will be a party has been duly executed and delivered by Seller, the Stockholder and J. Pettit (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller, the Stockholder and J. Pettit enforceable against it in accordance with its terms.

Section 4.03              Capitalization. All of the issued and outstanding securities of Seller are owned beneficially and of record by Stockholder. There are no subscriptions, options, warrants, rights, calls or other commitments or agreements to which Seller or any Stockholder is a party, or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any securities of Seller, and there are no outstanding securities convertible into or exchangeable for, actually or contingently, shares of common stock or any other securities of Seller.

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Section 4.04             Subsidiaries. Seller has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

Section 4.05              No Conflicts; Consents. The execution, delivery and performance by Seller, the Stockholder and J. Pettit of this Agreement and the other Transaction Documents to which each is a party, and the consummation by Seller, the Stockholder and J. Pettit of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation of Seller (as amended to date), the by-laws of Seller (as amended to date), or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Stockholder or J. Pettit, the Business or the Purchased Assets; (c) except as set forth on Schedule 4.05 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller, the Stockholder and J. Pettit is a party or by which Seller, the Stockholder, J. Pettit or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. To the Knowledge of Seller, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, the Stockholder or J. Pettit in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 4.06             Financial Statements. Complete copies of the reviewed financial statements consisting of the balance sheet of Seller as at October 31, in each of the years ended October 31, 2016, 2015 and 2014 and the related statements of income and retained earnings, Stockholder’s equity and cash flow for the years then ended (the “Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as at February 28, 2017 and the related statements of income and retained earnings, Stockholder’s equity and cash flow for the ten (10) month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as set forth on Schedule 4.06 of the Disclosure Schedules), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the Books and Records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as at October 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as at February 28, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Except as set forth on Schedule 4.06 of the Disclosure Schedules, Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

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Section 4.07              Undisclosed Liabilities. Seller has no Liabilities, except those which are listed on Schedule 4.07 of the Disclosure Schedules, and those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and there was no basis for the assertion against Seller of any Liability not so reflected or reserved against therein. Seller has no Liability that does not relate to the Business.

Section 4.08             Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,;

(b)          declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of any of Seller’s capital stock;

(c)          material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)          entry into any Contract that would constitute a Material Contract or amendment of any Material Contract;

(f)           incurrence, assumption or guarantee of any Indebtedness for borrowed money or other Liability in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of Business consistent with past practice;

(g)          transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of Business;

(h)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

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(i)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)          acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)           material capital expenditures which would constitute an Assumed Liability;

(m)         imposition of any Encumbrance upon any of the Purchased Assets;

(n)          (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of Seller, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of Seller or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Seller;

(o)          hiring or promoting any person or hiring or promoting any employee with an annual rate of compensation of at least Fifty Thousand Dollars ($50,000.00);

(p)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Seller; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Seller;

(r)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

(s)          purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of Business consistent with past practice; or

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(t)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09              Adverse Developments. Since the Interim Balance Sheet Date there have been no material adverse changes in the Purchased Assets or Seller, there has been no act or omission on the part of Seller or, to Seller’s knowledge, others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller, and there is no development or, to Seller’s Knowledge, threatened development of a nature which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller.

Section 4.10              Material Contracts.

(a)          Schedule 4.10(a) of the Disclosure Schedules sets forth each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including, brokerage contracts) listed or otherwise disclosed on Schedule 4.14(a) of the Disclosure Schedules and all Intellectual Property Agreements listed on Schedule 4.15(b) of the Disclosure Schedules, being “Material Contracts”):

(i)          all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than ten (10) days’ notice;

(ii)         all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)        all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)       all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ten (10) days’ notice and all non-competition, non-solicitation and confidentiality agreements from current and former independent contractors, consultants and employees of Seller that are currently in effect;

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(vii)       except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(viii)      all Contracts with any Governmental Authority (“Government Contracts”);

(ix)        all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)         all joint venture, partnership or similar Contracts;

(xi)        all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)       all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)      all collective bargaining agreements or Contracts with any Union; and

(xiv)      all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10.

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.11              Title to Purchased Assets. Seller owns and has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth on Schedule 4.11 of the Disclosure Schedules;

(b)          liens for Taxes not yet due and payable;

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(c)          easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(d)          other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.12               Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, tooling, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, and are in good operating condition and repair. None of such buildings, plants, structures, furniture, fixtures, machinery, equipment, tooling, vehicles and other items of tangible personal property included in the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. For purposes of this Section 4.12 only, Purchased Assets shall exclude Seller’s machinery described on Schedule 4.12 of the Disclosure Schedules.

Section 4.13               Sufficiency of Assets. The Purchased Assets constitute, as of the Closing Date, all of the material properties, rights, interests and other tangible and intangible assets necessary to enable the Buyer to conduct the Business in all material respects in the manner in which the Business is currently being conducted by the Seller and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. None of the Excluded Assets are material to the Business.

Section 4.14              Real Property.

(a)          Schedule 4.14(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired each parcel of Owned Real Property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Real Property:

(i)          Seller has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii)        Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

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(iii)        there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)          Schedule 4.14(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all right, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)         such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)        Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)        Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)       Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)        Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)          Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

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(d)          The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.15              Intellectual Property.

(a)          Schedule 4.15(a) of the Disclosure Schedules sets forth all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of all file histories, documents, Certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)          Schedule 4.15(b) of the Disclosure Schedules sets forth all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time, or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)          Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such agreements.

(d)          The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

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(e)         Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registerability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.16             Inventory. All Inventory, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of fair market value or cost or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.17             Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of Business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of Business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing. Any reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 4.18             Backlog. Schedule 4.18 of the Disclosure Schedules sets forth a true and complete description of Seller’s backlog as of the date hereof.

Section 4.19             Customers and Suppliers.

(a)         Schedule 4.19(a) of the Disclosure Schedules sets forth (i) a true, complete and correct customer list showing the twenty (20) largest customers by gross purchases from Seller for each of the two (2) most recent fiscal years (collectively, the “Material Customers”), and (ii) a true, complete and correct supplier list showing (A) the twenty (20) largest suppliers by gross sales to Seller for each of the two (2) most recent fiscal years and (B) all suppliers of Seller who are the sole source of such supply (collectively, the “Material Suppliers”).

(b)          Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, during the twelve (12)-month period ending on the date of this Agreement, no Material Customer or Material Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply Seller. During the twelve (12)-month period ending on the date of this Agreement, no Material Customer has notified Seller of its intention to return products sold by Seller with an aggregate value in excess of Ten Thousand Dollars ($10,000). To the Knowledge of Seller, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which are reasonably likely to give rise to a claim by Seller against any of its customers or suppliers or any claim by a customer or supplier against Seller. During the twelve (12)-month period ending on the date of this Agreement, Seller has not entered into any Contract with customers or suppliers, except in the ordinary course of business.

Section 4.20             Insurance. Schedule 4.20 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since August 31, 2013. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

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Section 4.21             Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.22             Compliance With Laws; Permits; Certifications.

(a)          Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.22(b) of the Disclosure Schedules sets forth all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.22(b) of the Disclosure Schedules.

(c)          Schedule 4.22(c) of the Disclosure Schedules sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened.

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Section 4.23             Environmental Matters.

(a)         The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, and to the Knowledge of Seller there is no threatened: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Seller has obtained and is in material compliance with all Environmental Permits (each of which is set forth on Schedule 4.23(b) of the Disclosure Schedules) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, no outstanding written notice of revocation, cancellation or termination of any Environmental Permit has been received by Seller, and there are no Actions pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation or termination of any Environmental Permit. Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to each such Environmental Permit, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials under any Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the threatened Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material.

(e)          Schedule 4.23(e) of the Disclosure Schedules sets forth a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

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(f)          Schedule 4.23(f) of the Disclosure Schedules sets forth a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)          Seller has not retained or assumed, by contract or operation of Law any Liabilities of any Person under Environmental Law.

(h)          Seller has provided or otherwise made available to Buyer and set forth on Schedule 4.23(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)         There is no condition, event or circumstance arising from or relating to compliance with Environmental Laws that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)          Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth on Schedule 4.23(j) of the Disclosure Schedules) and has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. There is no condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.24             Employee Benefit Matters.

(a)          Schedule 4.24(a) of the Disclosure Schedules sets forth a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability (as set forth on Schedule 4.24(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified on Schedule 4.24(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).

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(b)          With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Except as set forth on Schedule 4.24(c) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(d)          Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.

(e)          With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan and Seller has never contributed or been required to contribute to a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code. Except as set forth on Schedule 4.23(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed on Schedule 4.24(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)          There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)          There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(i)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

Section 4.25             Employment Matters.

(a)          Schedule 4.25(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) status, title and/or position (including whether an employee or contractor, whether full-or part-time and whether exempt or non-exempt); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus and any other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors and consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)          Seller is not, and has never been, a party to, bound by or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

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(c)          Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, employee classification or overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence (including paid sick leave) and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)          Seller has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)          With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.26             Taxes.

(a)          All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)          None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)          None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.27             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Stockholder.

Section 4.28             Products Liability. There is no Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instruction for use), documentation or sale of products (collectively, “Product Claims”; and, to the Knowledge of Seller, there is no basis for any such Product Claim. To the Knowledge of Seller, there are no material errors in any published technical documentation, specifications, manuals or user guides provided in the ordinary course of business to customers of the Business. There have been no material defects in design, manufacturing, materials or workmanship, including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller. There have been no product recalls by Seller with respect to any products manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to the Knowledge of Seller any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not to undertake any recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Law or any Governmental Authority.

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Section 4.29             Solvency. On the date hereof and on the Closing Date and at all times during the six (6) months immediately preceding the date hereof and the Closing Date, Seller is and has been and will have been paying all of its debts, Liabilities and obligations accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect. On and immediately after the date hereof, Seller (a) is and will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation); and (b) is and will be able to pay its current and anticipated debts as such debts mature. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 4.30             Prior Names and Addresses. Except as set forth on Schedule 4.30 of the Disclosure Schedules, Seller has used no Business name and has had no Business address other than its current name and the Business address set forth herein.

Section 4.31             Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 4.31 of the Disclosure Schedules, since November 1, 2013, there have been no agreements or arrangements between or among Seller, the Stockholder, J. Pettit or any of their Affiliates or any of their respective directors, officers or employees under which Seller (a) leases any real property (either to or from such Person), (b) licenses technology (either to or from such Person), (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (d) purchases products or services from such Person, (c) pays, or receives commissions, rebates or other payments or (f) provides or receives any other material benefit. To the Knowledge of Seller, neither the Stockholder, J. Pettit or any of their Affiliates or any of their respective directors, officers or employees or any spouse or relative of any of such Persons has been a director or officer of, or has had any direct or indirect interest in, any Person with which Seller has had a Business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business or in connection with the Purchased Assets.

Section 4.32             Indebtedness Owed to Affiliates; Payments to Affiliates. Schedule 4.32 of the Disclosure Schedules sets forth all (a) Indebtedness or Liability of any nature of Seller that is owed to the Stockholder, J. Pettit or any of their Affiliates or any of their respective directors, officers or employees or to any stockholder, partner or member of any of the foregoing (or any spouse or relative of any such Person) and (b) payments of any nature made by Seller to any of the foregoing Persons (excluding payments made in the ordinary course of Business to any employee or officer of Seller who is not related to J. Pettit) since November 1, 2013.

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Section 4.33             Interest in Assets. No Person other than Seller owns any real or personal property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

Section 4.34             Rebates or Reimbursements. Except as set forth on Schedule 4.34 of the Disclosure Schedules Seller is not, has never been, is not required, and has never been required to provide or receive any rebate or other reimbursement to any customer, supplier or any Person with whom Seller has or has had a Business relationship.

Section 4.35             Anticorruption; Antiboycott Laws.

(a)          Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

(b)          Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of Law applicable to then-current export control or trade embargoes.

(c)          Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. 4607 and 15 C.F.R. 760 or taken any action that can be penalized under Section 999 of the Code.

Section 4.36             Full Disclosure. No representation or warranty by Seller, the Stockholder or J. Pettit in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

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Section 5.01             Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02             Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03             No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 5.03 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to obtain would not, in the aggregate, have a Material Adverse Effect.

Section 5.04             Brokers. Except for Daroth Capital Advisors LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05             Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06             Financing. To the Buyer’s knowledge, Buyer has adequate financial resources to satisfy and/or obtain financing with respect to the Purchase Price.

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ARTICLE VI
Covenants

Section 6.01            Conduct of Business Prior to the Closing. From the date hereof until the Closing, Seller shall (and the Stockholder shall cause Seller to) (x) conduct the Business in the ordinary course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall (and the Stockholder shall cause Seller to):

(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)          pay the debts, Taxes and other obligations of the Business as and when due;

(c)          continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)          maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)          defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)          perform all of its obligations under all Assigned Contracts;

(h)          maintain the Books and Records in accordance with past practice;

(i)          comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j)          retain the services of Seller’s key employees; and

(k)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.09 to occur.

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Section 6.02            Access to Information. From the date hereof until the Closing, Seller shall (and the Stockholder shall cause Seller to) (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall (and the Stockholder shall cause Seller to) permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by or on behalf of Buyer or other information received by or on behalf of Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller, the Stockholder or J. Pettit in this Agreement.

Section 6.03             No Solicitation of Other Bids.

(a)          Seller shall not (and the Stockholder shall not cause, authorize or permit), and shall not cause, authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall (and the Stockholder shall cause Seller to) immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of Seller, the Business or the Purchased Assets.

(b)          In addition to the other obligations under this Section 6.03, Seller shall (and the Stockholder shall cause Seller to) immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Seller, the Stockholder and J. Pettit agree, jointly and severally, that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04            Notice of Certain Events.

(a)          From the date hereof until the Closing, Seller shall (and the Stockholder shall cause Seller to) promptly notify Buyer in writing of:

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(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller, the Stockholder or J. Pettit hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b)          Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller, the Stockholder or J. Pettit in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05             Employees and Employee Benefits.

(a)          Commencing on the Closing Date, Seller shall (and the Stockholder shall cause Seller to) terminate all employees of the Business as of the Closing Date. It has been the expressed intent of Buyer to offer at-will employment to all of the active employees of Seller, with such employment to commence the day following the Closing Date, offering substantially the same wages, terms, benefits and bonus system each such employee enjoyed while in the employment of Seller immediately prior to the Closing Date. Seller acknowledges that Buyer’s offering to hire Seller’s employees pursuant to this Section 6.05(a) forms a basis of the bargain hereunder. Notwithstanding the foregoing, Buyer shall not be required to offer employment to Seller’s pre-Closing employees (i) if such pre-Closing employee fails to satisfy the conditions of any offer of employment by Buyer, or (ii) should Buyer determine, in its sole discretion, that there is a reasonable business concern and/or character concern to support declining to extend an offer of employment to such pre-Closing employee. Seller acknowledges that any pre-Closing employees of Seller will be hired by Buyer on an “at will” basis. Seller, the Stockholder and J. Pettit, jointly and severally, shall bear any and all obligations and Liability under the WARN Act (“WARN Act Liability”) resulting from employment losses of pre-Closing Seller employees pursuant to this Section 6.05 or otherwise, whether prior to, on or after the Closing Date; provided that Seller, the Stockholder and J. Pettit shall not be responsible for WARN Act Liability resulting from any employment losses of individuals actually employed and terminated by Buyer post-Closing.

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(b)          Seller, the Stockholder and J. Pettit, jointly and severally, shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, paid sick leave, accrued vacation or other paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall (and the Stockholder shall cause Seller to) pay all such amounts to all entitled Persons on or prior to the Closing Date.

(c)          Seller, the Stockholder and J. Pettit, jointly and severally, shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller, the Stockholder and J. Pettit, jointly and severally, also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date, including any claim for exacerbation of injuries that accrued prior to the Closing due to conduct or events occurring post-Closing. Seller shall (and the Stockholder shall cause Seller to) pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)          Seller has no Benefit Plans and therefore no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts became payable, without regard to conditions subsequent, and Buyer shall not be liable for any Action for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

(e)          Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions provided to such employees by Seller on the date of this Agreement. Following the Closing, Seller shall not enforce against any employee so hired by Buyer any confidentiality obligation or any customer or client non-solicitation or non-compete obligation with respect to such employee’s employment with Buyer, and Seller will undertake any steps necessary to assign such obligations to Buyer.

(f)          Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan; provided, further, however, that each such employee consents to the release of such employee’s personnel file and related data to Buyer. Notwithstanding any of the provisions set forth in this Agreement, the terms of employment for J. Pettit and Marge Brantmeyer shall be governed exclusively by the terms of their respective employment agreements.

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(g)          If requested by Buyer, Seller shall (and the Stockholder shall cause Seller to) notify the Nevada Department of Employment Training and Rehabilitation or such other employment agency to which Seller reports of the transactions contemplated by this Agreement in the form and manner required by such authorities, if the failure to make such notifications or receive any available clearance certificate (an “Employment Clearance Certificate”) could subject Buyer to any Liability of Seller. If any such authority asserts that Seller is liable for any payments thereto, Seller shall (and the Stockholder shall cause Seller to) promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full.

Section 6.06             Confidentiality. The Non-Disclosure Agreement is incorporated herein by reference and shall remain in full force and effect after the Closing.

Section 6.07             Governmental Approvals and Consents.

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are set forth on Schedule 4.05 and Schedule 5.03 of the Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

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(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted as soon as practicable.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)          Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08             Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)          retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

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(ii)         upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall (and the Stockholder shall cause Seller to):

(i)          retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Seller shall (and the Stockholder shall cause Seller to) be obligated to provide the other party with access to any Books or Records (in the case of Buyer) or books or records (in the case of Seller) (in each case including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

(d)          Seller shall not destroy any Books and Records without giving Buyer thirty (30) days’ prior written notice of such destruction. Following receipt of such notice, if Buyer advises Seller in writing within such thirty (30) day period that it requests such Books and Records, Seller shall promptly deliver such Books and Records to Buyer at Buyer’s expense. If Buyer does not receive such notice, Seller shall be free to destroy such Books and Records.

Section 6.09            Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10            Public Announcements. Neither Seller, the Stockholder nor J. Pettit shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.11            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12             Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within two (2) Business Days after its receipt thereof. Seller and its Affiliates shall maintain any bank accounts to which customers remit payments for a period of no less than six (6) months after the Closing Date.

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Section 6.13              Accounts Receivables Put Option.

(a)          At any time after the ninetieth (90th) day following the Closing Date (the “Record Date”), Buyer may, but shall not be obligated to, notify Seller in writing (the “A/R Put Notice”) as to which of the Accounts Receivable transferred to Buyer pursuant to the terms of this Agreement are outstanding as of the Record Date (the “Delinquent Receivables”), and the amount outstanding at the Record Date with respect to each of such Delinquent Receivables (the “Outstanding Amount”). Not later than the fifteenth (15th) day following Seller’s receipt of the A/R Put Notice, Seller shall (and the Stockholder shall cause Seller to) pay to Buyer the Outstanding Amount with respect to each such Delinquent Receivable.

(b)          Upon receipt (the “Put Payment Date”) of payment in full from Seller to Buyer of the Outstanding Amount with respect to any Delinquent Receivable (the “Put Payment”), Buyer shall assign all of its right, title and interest in and to such Delinquent Receivable to Seller, and provide Seller with written evidence of such assignment within ten (10) Business Days after Buyer’s receipt of the Put Payment.

(c)          Subsequent to Buyer’s receipt of the Put Payment with respect to any Delinquent Receivable (a “Repurchased Delinquent Receivable”), as between Buyer and Seller, Buyer shall have the exclusive right to collect such Repurchased Delinquent Receivable for the benefit of Seller. Notwithstanding anything contained in this Agreement, any collection efforts by Buyer with respect to any such Repurchased Delinquent Receivable shall be conducted (i) in a commercially reasonable manner; (ii) in full compliance with all applicable Laws and regulations; and (iii) in a manner that is not, and/or is not reasonably likely to have the effect of being, injurious to any business relationship between any account debtor and Seller, whether now existing or hereafter arising. Any such collection efforts by Buyer shall be subject in all respects to the reasonable supervision of Seller. In the event that Buyer receives any payment from an account debtor subsequent to the Record Date with respect to any such Repurchased Delinquent Receivable, Buyer shall deliver same to Seller not later than the later of (i) ten (10) Business Days after Buyer’s receipt thereof, and (ii) ten (10) Business Days after the Put Payment Date with respect to such Repurchased Delinquent Receivable.

Section 6.14              Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller (and the Stockholder) and Buyer when due. Buyer and Seller shall (and the Stockholder shall cause Seller to) at their own respective expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Seller (and the Stockholder shall cause Seller) shall cooperate with respect thereto as necessary), and the expenses that shall be borne equally by Seller (and the Stockholder), on the one hand, and Buyer, on the other hand.

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Section 6.15              Tax Clearance Certificates. If requested by Buyer, Seller shall (and the Stockholder shall cause Seller to) notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall (and the Stockholder shall cause Seller to) promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied.

Section 6.16               Warranty Obligations.

(a)          Effective upon the consummation of the Closing, Buyer shall assume and agree to pay, perform and/or discharge as and when due any and all Liabilities of Seller under the Warranty Policies with respect to warranty Claims arising out of any and all products of the Business manufactured, sold and/or shipped by Seller on or prior to the Closing Date (“Warranty Claims”), but only to the extent that aggregate Warranty Costs, as hereinafter defined, are less than the Claim Threshold, as hereinafter defined. Seller shall (and the Stockholder shall cause Seller to) reimburse Buyer for all of its costs and expenses in connection with each such Warranty Claim (“Warranty Costs”), including the cost of repair or replacement with respect thereto, the cost of materials and labor employed in connection therewith, and allocations of overhead as determined by Buyer in its sole and absolute discretion which shall be final, conclusive and binding, but only to the extent that the aggregate of such Warranty Costs exceeds the Claim Threshold.

(b)          Subsequent to the date upon which aggregate Warranty Costs exceed the Claim Threshold, as determined by Buyer (the “Claim Threshold Date”), Buyer shall deliver to Seller an itemized written statement (the “Initial Warranty Costs Statement”) setting forth (i) all Warranty Claims received up to the date of such Initial Warranty Costs Statement (including Warranty Claims through the Claim Threshold Date); (ii) the remedial action taken with respect to each such Warranty Claim; (iii) the Warranty Costs to date with respect to each such Warranty Claim, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Initial Warranty Costs Statement; and (iv) the extent to which the aggregate Warranty Costs have exceeded the Claim Threshold (any such excess, the “Initial Reimbursement Amount”). Seller shall (and the Stockholder shall cause Seller to) pay to Buyer the Initial Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of the Initial Warranty Costs Statement.

(c)          From time to time subsequent to Buyer’s delivery of the Initial Warranty Costs Statement to Seller, but in no event more frequently than monthly, Buyer shall deliver an itemized written statement to Seller (the “Subsequent Warranty Costs Statement”) setting forth, with respect to all Warranty Claims received and/or processed and/or with respect to which services were performed during the period of time since the date of the Previous Statement, as hereinafter defined, (i) the remedial action taken with respect to each such Warranty Claim since the date of the Previous Statement; and (ii) the Warranty Costs with respect to each such Warranty Claim since the date of the Previous Statement, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Subsequent Costs Statement (such Warranty Costs, in the aggregate, the “Subsequent Reimbursement Amount”). Seller shall (and the Stockholder shall cause Seller to) pay to Buyer the Subsequent Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of each Subsequent Warranty Costs Statement.

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(d)          For purposes of this Agreement, “Claim Threshold” shall mean Fifteen Thousand Dollars ($15,000.00) based upon Seller’s aggregate revenue for the most recent six (6) month period (multiplied by .5%); “Previous Statement” shall mean the Initial Warranty Costs Statement or the immediately preceding Subsequent Warranty Costs Statement delivered by Buyer, as the case may be; and “Warranty Policies” shall mean the warranty policies of Seller in effect with respect to the relevant product as of the date hereof.

(e)          The provisions of this Section 6.16 shall not relieve Seller of its obligation of indemnity relating to or arising out of product liability claims with respect to products manufactured and sold by Seller on or prior to the date hereof pursuant to and in accordance with the provisions of Article VIII hereof.

Section 6.17              Rebates. In the event that any customer of Seller is entitled to a rebate based upon sales volume or otherwise for the calendar year during which the sale of the Purchased Assets occurs (the “Closing Year”), Seller shall (and the Stockholder shall cause Seller to) reimburse Buyer for a proportionate amount of the Rebate for each customer based upon the ratio of gross sales by Seller to such customer from January 1 of the Closing Year to the date hereof to aggregate gross sales by Seller and Buyer to such customer for the Closing Year. Seller, the Stockholder and J. Pettit, jointly and severally, hereby represents and warrants to Buyer that no Rebates are due to any customer for any period prior to the date hereof.

Section 6.18              Accounts Payable. Seller, the Stockholder and J. Pettit, jointly and severally agrees that any and all accounts payable as of the date hereof that are not Assumed Liabilities shall be satisfied by Seller following the consummation of the transactions contemplated by this Agreement in a timely manner, and in any event, as and when due.

Section 6.19             Phone and Fax Numbers, URLS. Seller shall (and the Stockholder shall cause Seller to) use reasonable best efforts to transfer to Buyer the phone and fax numbers and URLs set forth on Schedule 6.19 of the Disclosure Schedules.

Section 6.20              Customer and other Business Relationships. Seller shall (and the Stockholder shall cause Seller to) satisfy the Excluded Liabilities in a manner that is not detrimental to any of Buyer’s business relationships. Seller shall (and the Stockholder shall cause Seller to) refer to Buyer all inquiries relating to the Business. Neither Seller, nor any of its officers, employees, agents, Representatives or the Stockholder shall take any action that would tend to diminish the value of the Purchase Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

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Section 6.21              Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.22              Power of Attorney. Without limitation of any provision of this Agreement, effective upon the date hereof, Seller constitutes and appoints Buyer and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets transferred or intended to be transferred to Buyer hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable; and (ii) to take all Actions which they may deem proper in order to provide for them the benefits under any Claims, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Buyer hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and are not revocable in any manner or for any reason.

ARTICLE VII
Conditions to closing

Section 7.01             Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02             Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Seller, the Stockholder and J. Pettit contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)          Seller, the Stockholder and J. Pettit shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it, him and/or any of them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller, the Stockholder and J. Pettit shall have performed such agreements, covenants and conditions, as so qualified, in all respects and all transactions contemplated by the Real Estate Purchase Agreement shall have been consummated.

(c)          No Action shall have been commenced against Buyer, Seller, J. Pettit and/or the Stockholder, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are set forth on Schedule 4.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)          Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h)          Buyer shall have received (at Seller’s expense) an owner’s title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Buyer shall have received (at Seller’s expense) an appropriately certified ALTA/NSPS Land Title Survey showing no Encumbrances other than the Permitted Encumbrances, and otherwise in form and substance satisfactory to Buyer, for each of the Owned Real Properties.

(i)           The transactions contemplated by the Real Property Purchase Agreement shall have been consummated in accordance with the terms thereof.

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(j)           All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(k)          Buyer shall have received a Certificate, dated the Closing Date and signed by a duly authorized officer of Seller and each Stockholder, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(l)          Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller and the Stockholder authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(m)          Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(n)          Buyer shall have received a Certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(o)          The Inventory Count shall have taken place in accordance with Section 2.06(a)(i).

(p)          A “Businessman’s Audit” of Seller shall have been performed by Buyer, the results of which shall be satisfactory to Buyer, in its sole discretion, and shall be final, conclusive and binding.

(q)          Buyer shall have obtained financing (the “Financing”) necessary to consummate the transactions contemplated by this Agreement, to provide sufficient working capital and to pay all related fees and expenses, the Financing to be in such amount and on such terms as Buyer shall determine in its sole discretion, which shall be final, conclusive and binding.

(r)          Seller shall have changed its corporate name so that it no longer contains the name Jiffy Air Tool or any derivative thereof.

(s)          Buyer shall have received an amendment to the Boeing Contract in a form acceptable to Buyer.

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(t)          Seller, the Stockholder and J. Pettit shall have delivered to Buyer such other documents or instruments (including the Endorsements) as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03             Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Schedule 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)          Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(f)          Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(g)          Seller shall have received a Certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

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(h)          Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)           Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j)           Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01              Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until April 30, 2019; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.11, Section 4.12, Section 4.13 Section 4.23, Section 4.27, Section 4.28, Section 4.29, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely; and (ii) Section 4.24, Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.31, Section 4.32, Section 4.33, Section 4.34 and Section 4.35 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02              Indemnification by Seller, the Stockholder and J. Pettit. Subject to the other terms and conditions of this Article VIII, Seller, the Stockholder and J. Pettit, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller, the Stockholder or J. Pettit contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller, the Stockholder or J. Pettit pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability (including any Liability under the WARN Act resulting from employment Losses pursuant to Section 6.05 or otherwise whether prior to, on or after the Closing Date); or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03              Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 8.04              Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds .5% of the Purchase Price (without adjustment pursuant to Section 2.06, but including amounts allocated to or payable under the Real Property Purchase Agreement for the Owned Real Property) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

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(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.11, Section 4.12, Section 4.13, Section 4.23, Section 4.24, Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.30, Section 4.31, Section 4.32, Section 4.33, Section 4.34, Section 4.35, Section 5.01, Section 5.02 and Section 5.04.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty and shall be disregarded in determining the amount of Losses of which a Person is entitled to indemnification under this Article VIII.

(e)          For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 8.04, any Loss relating to any of the following shall be paid by the Seller, and shall not be subject to the Basket or the Stockholder Indemnification Cap:

(i)          Any amounts owed, or which become due and owing, with respect to claims made by the State of California or any of its taxing authorities (including interest, penalties, and expenses with respect thereto) for sales/use tax returns to be filed by the Seller relating to the last six (6) calendar years and the stub period prior to the Closing (each a “California Tax Claim”).

(ii)         Any amounts owed, or which become due and owing, with respect to claims made by the State of Nevada or any of its taxing authorities (including interest, penalties, and expenses with respect thereto) for sales/use tax returns to be amended and filed by the Seller relating to the last three (3) calendar years and the stub period prior to the Closing (each a “Nevada Tax Claim”).

(iii)        Any amounts owed, or which become due and owing, with respect to sales tax arising out of or relating to the consummation of this Agreement, including without limitation, any tax claims arising under Nevada Revised Statutes §360.525 (each a “Nevada Sales Tax Claim”).

(iv)        Any amounts owed, or which become due and owing, to the Nevada Department of Employment Training and Rehabilitation or such other employment agency, including without limitation, any claims arising under Nevada Revised Statutes §612.695 (each a “Nevada Employer Contribution Claim”).

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Section 8.05              Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom a claim is asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, the Stockholder or J. Pettit, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)         Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.06              Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded monthly.

Section 8.07              Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08              Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09             Payment; Right of Setoff. Pending final determination of any Action in accordance with the provisions of this Article VIII, Buyer shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such Action.

Section 8.10              Other Matters Related to Indemnity. An Indemnified Party shall use reasonable best efforts to file an insurance Action in respect of any matter subject to indemnification hereunder if such Indemnified Party has a reasonable likelihood of recovering insurance proceeds in respect of such matter.

Section 8.11              Insurance. Seller shall (and the Stockholder shall cause Seller to), contribute Forty Five Thousand Dollars (“$45,000.00) (the “Insurance Contribution”) towards products liability insurance for the benefit of and to protect Buyer, which Buyer shall obtain. The Insurance Contribution shall be paid by Seller contemporaneously with the execution of this Agreement in the form of an offset to the Purchase Price.

Section 8.12              Other Rights and Remedies. The indemnification rights of the parties under this Article VIII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

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Section 8.13              Limitation of Stockholder Liability. Absent fraud or intentional misrepresentation by Seller, the Stockholder or J. Pettit , the Stockholder’s and J. Pettit’s total Liability for any claims brought pursuant to this Article VIII for misrepresentation or breach of warranty by Seller, the Stockholder or J. Pettit shall be limited, singly or in the aggregate, to the amount equal to the Stockholder Indemnification Cap.

ARTICLE IX
Termination

Section 9.01               Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)          Buyer is not then in material breach of any provision of this Agreement and/or any Transaction Document and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or any Stockholder pursuant to this Agreement and/or any Transaction Document that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)          Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Seller in the event that (i) there shall be enacted any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 9.02              Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)          as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b)          that nothing herein shall relieve any party hereto from Liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01            Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer shall pay all amounts payable to Daroth Capital Advisors LLP.

Section 10.02           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller, the Stockholder and J. Pettit:	c/o Jack E. Pettit 13385 Damonte View Lane Reno, Nevada 89511 Facsimile: (775)-883-4857 Mobile: (775)-720-3345 E-mail: jack.pettit@yahoo.com

with a copy to:	Allison MacKenzie, Ltd. 402 North Division Street Carson City, Nevada 89703 Facsimile: (775) 882-7918 E-mail: cmackenzie@allisonmackenzie.com Attention: Christopher MacKenzie, Esq.

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If to Buyer:	Bonanza Holding Corp. c/o P & F Industries, Inc. 445 Broadhollow Road, Suite 100 Melville, New York 11747 Attn: General Counsel Telecopier Number: (631) 773-4223

with a copy to:	Ruskin Moscou Faltischek, P.C. East Tower, 15th Floor 1425 RXR Plaza Uniondale, New York 11556-1425 Facsimile: (516) 663-6886 E-mail: skuperschmid@rmfpc.com Attention: Steven J. Kuperschmid, Esq.

Section 10.03           Interpretation; Representation by Counsel. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

Section 10.04           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06            Entire Agreement. This Agreement, the other Transaction Documents and the Non-Disclosure Agreement and the exhibits and schedules to this Agreement and/or the Transaction Documents and/or Non-Disclosure Agreement, as applicable schedules and constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the exhibits and schedules to this Agreement and/or the Transaction Documents and/or Non-Disclosure Agreement, as applicable schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, the Stockholder or J. Pettit, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08            No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement, expressed or implied, shall give any employee or Seller (or their spouses, dependents or beneficiaries) or any other Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, and no provision of this Agreement shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of Seller to enforce the provisions of this Agreement or any other matter related thereto or be construed as an amendment of any employee benefit plan, program, policy or arrangement.

Section 10.09           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.10            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA OR THE COURTS OF THE STATE OF NEVADA LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 10.13            Facsimile, Electronic and .pdf Signatures. Signatures hereon which are transmitted via facsimile, electronically and/or by .pdf shall be deemed original signatures.

Section 10.14            Joint and Several Liability. Notwithstanding anything contained in this Agreement, Seller, the Stockholder and J. Pettit shall be jointly and severally liable under this Agreement, whether or not otherwise stated.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of April 5, 2017 by their respective officers thereunto duly authorized.

JIFFY AIR TOOL, INC.

By:	/s/ Jack E. Pettit
Name: Jack E. Pettit
Title: President, CEO and Chief Engineer

BONANZA HOLDINGS CORP.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President and Chief Operating Officer

THE JACK E. PETTIT JR. — 1996 TRUST

By:	/s/ Jack E. Pettit
Name: Jack E. Pettit
Title: Trustee

/s/ Jack E. Pettit
Jack E. Pettit, in his individual capacity

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Schedule	Description
2.01(d)	Assigned Contracts
2.01(f)	Tangible Personal Property
2.02(d)	Excluded Assets
2.06(a)(ii)	Definition of Closing Working Capital/Current Assets and Liabilities
2.07(f)	Description of Buyer Specified Products and Buyer Competitive Products
4.01	Jurisdictions of Seller
4.05	Conflicts/Required Consents of Seller
4.06	Seller Financial Statements
4.07	Liabilities of Seller
4.08	Material Changes in Seller
4.10	Material Contracts of Seller
4.11	Permitted Encumbrances
4.12	Seller’s Machinery Condition of Assets
4.14(a)	Leased Real Property
4.15 (a) and (b)	Intellectual Property of Seller
4.18	Backlog of Seller
4.19(a) and (b)	Material Customers and Suppliers
4.20	Insurance
4.22	Permits and Certifications of Seller
4.23	Environmental Matters
4.24	Employee Benefit Matters
4.25	Employee Information Relating to Seller
4.30	Business Names Used by Seller
4.31	Related Party Transactions of Seller
4.32	Affiliate Indebtedness of Seller
4.34	Rebates
5.03	Conflicts/Required Consents of Buyer
6.19	Phone, Fax and URLs

Exhibit	Description
A	Form of Consulting Agreement between Buyer and J. Pettit
B	Form of Employment Agreement between Buyer and J. Pettit
C	Form of Escrow Agreement among Buyer, Seller and the Escrow Agent
D	Form of Real Property Purchase Agreement
E	Form of Restrictive Covenant and Non-Competition by and between Buyer and each of the Company, the Stockholder and J. Pettit

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